EXHIBIT 99.1
News Release
Contact: Karin Demler: (615) 263-3005
Corrections Corporation of America
Announces 2006 Second Quarter Financial Results
NASHVILLE, Tenn. - August 3, 2006 - Corrections Corporation of America (NYSE: CXW) (the “Company”), the nation’s largest provider of corrections management services to government agencies, today announced its financial results for the three-month and six-month periods ended June 30, 2006. As announced earlier today, the Company’s Board of Directors also approved a 3-for-2 stock split to be effected in the form of a 50% stock dividend on its common stock, payable on September 13, 2006, as further described below.
Financial Review
Second Quarter of 2006 Compared with Second Quarter of 2005
For the three months ended June 30, 2006, the Company reported net income of $25.6 million, or $0.63 per diluted share, compared with net income of $14.9 million, or $0.37 per diluted share, for the 2005 comparable period, an increase of 70.3% per diluted share.
Operating income for the second quarter of 2006 was $55.1 million, compared with $38.2 million for the same period in the prior year. EBITDA, adjusted for refinancing charges (“Adjusted EBITDA”), increased 35.4% to $71.5 million during the second quarter of 2006, from $52.8 million during the second quarter of 2005. The financial results for the quarter ended June 30, 2006, were positively impacted by increased populations at a number of the Company’s facilities, most notably the Northeast Ohio Correctional Center, where the Company benefited from a full quarter of operating results from a contract with the Federal Bureau of Prisons (“BOP”) that commenced in June 2005. Also of note was the commencement of a new contract with the U.S. Immigration and Customs Enforcement (“ICE”) at the T. Don Hutto Residential Center in May 2006. Total portfolio occupancy increased from 90.1% during the second quarter of 2005 to 94.8% during the second quarter of 2006, with compensated man-days increasing 8.1%, from 5.67 million to 6.12 million. The increases in operating income and Adjusted EBITDA are net of an increase in general and administrative expenses of $2.4 million, of which $1.3 million, or $0.02 per diluted share, resulted from an increase in stock-based compensation primarily resulting from a new accounting pronouncement effective January 1, 2006.
Adjusted Free Cash Flow, which does not include special charges, increased by $16.6 million to $44.0 million during the second quarter of 2006 from $27.4 million generated during the same period in 2005. The increase in Adjusted Free Cash Flow was primarily brought about by the increase in operating income and a reduction in interest expense resulting from the Company’s refinancing activities, partially offset by modest increases in maintenance capital expenditures and income tax payments.
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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

CCA 2006 Second Quarter Results

First Six Months of 2006 Compared with First Six Months of 2005
For the six months ended June 30, 2006, the Company generated net income of $47.0 million, or $1.15 per diluted share, compared with $5.9 million, or $0.15 per diluted share, for the six months ended June 30, 2005. Financial results for the first six months of 2005 included a pre-tax charge of $35.3 million for refinancing transactions completed during the first and second quarters of 2005. Earnings per diluted share excluding this special charge amounted to $0.72 per diluted share.
Operating income for the first six months of 2006 increased to $105.0 million compared with $77.8 million for the first six months of 2005. Adjusted EBITDA also increased for the six months ended June 30, 2006, to $137.2 million compared with $106.6 million during the same period in 2005. The financial results for the six months ended June 30, 2006 were substantially the result of higher inmate populations at a number of the Company’s facilities as well as the commencement of new management contracts.
Adjusted Free Cash Flow increased $43.9 million during the first six months of 2006 to $87.0 million compared with $43.1 million during the first six months of 2005. Although strong operating results contributed significantly to the increase in Adjusted Free Cash Flow, the prior year period was negatively impacted by $15.5 million in income tax payments primarily for the repayment of taxes associated with excess refunds received by the Company in 2002 and 2003, as described in the Company’s fourth quarter 2004 earnings release. Excluding these tax payments, Adjusted Free Cash Flow increased $28.9 million, or 49.7%.
Earnings Per Diluted Share Excluding Special Charges, Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP financial measures.
Operations Highlights
For the quarters ended June 30, 2006 and 2005, key operating statistics for the continuing operations of the Company were as follows:

	Quarter Ended June 30,
Metric	2006	2005	% Change
Average Available Beds	70,954	69,102	2.7%
Average Compensated Occupancy	94.8%	90.1%	5.2%
Total Compensated Man-Days	6,124,217	5,666,552	8.1%

Revenue per Compensated Man-Day	$52.51	$50.31	4.4%
Operating Expense per Compensated Man-Day:
Fixed	28.19	28.86	-2.3%
Variable	9.91	9.52	4.1%

Total	38.10	38.38	-0.7%

Operating Margin per Compensated Man-Day	$14.41	$11.93	20.8%

Operating Margin	27.4%	23.7%	15.6%
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CCA 2006 Second Quarter Results

Operating margins increased to 27.4% during the second quarter of 2006 from 23.7% during the second quarter of 2005. The increase in operating margins from the prior year period was substantially the result of the aforementioned commencement of management contracts at the T. Don Hutto and Northeast Ohio facilities as well as higher inmate populations across the portfolio. These margin improvements were net of $0.3 million of start-up expenses at the Company’s Red Rock Correctional Center which opened in July 2006, as well as ramp-up expenses at the Company’s North Fork Correctional Facility, as the Company began adding staff in anticipation of additional inmate populations. The North Fork facility incurred a loss of approximately $1.1 million during the second quarter 2006. In addition, last year’s second quarter was negatively impacted by increased staffing levels at several facilities, including the Northeast Ohio facility, in anticipation of additional inmate populations.
The Company expects to incur additional start-up expenses during the second half of 2006 resulting from the commencement of operations at the Red Rock Correctional Center and the Stewart Detention Center, as further described below.
Total revenue for the second quarter of 2006 increased 12.4% to $326.2 million from $290.2 million during the same period in 2005, as total compensated man-days increased to 6.1 million from 5.7 million, and as revenue per compensated man-day increased to $52.51 from $50.31, an increase of 4.4%. Average compensated occupancy for the three months ended June 30, 2006 increased to 94.8% from 90.1% for the three months ended June 30, 2005.
Fixed expenses per compensated man-day decreased to $28.19 compared with $28.86 per compensated man-day during the same period in 2005, a decrease of $0.67 per compensated man-day. The decrease in fixed expenses per compensated man-day was primarily the result of a decrease in salaries and benefits of $0.94 per compensated man-day, partially offset by an increase in utilities of $0.22 per compensated man-day resulting from higher energy costs. The decrease in salaries and benefits per compensated man-day is primarily the result of leveraging those costs over higher inmate populations in the current quarter, while the higher per man-day costs in the prior year second quarter reflected the increase in staffing in anticipation of additional inmate populations at the Northeast Ohio facility and the Otter Creek Correctional Center.
Variable expenses increased to $9.91 per compensated man-day during the second quarter of 2006 from $9.52 per compensated man-day during the second quarter of 2005, an increase of $0.39 per compensated man-day. The increase in variable expenses per compensated man-day was primarily attributable to an increase in expenses related to legal proceedings in which the Company is involved. Legal expense in the prior year quarter was favorably affected by the successful resolution of a number of legal matters.
Business Development Update
In June 2006, the Company announced that it entered into a new agreement with the state of Wyoming to house up to 600 of the state’s male medium-security inmates at the Company’s North Fork Correctional Facility. Under the new agreement, the Company expects to manage an estimated population of approximately 600 inmates at the 1,440-bed North Fork facility. The terms of the contract include an initial two-year period and may be renewed upon mutual agreement. At July 31, 2006, the North Fork facility housed 89 male inmates from the state of Vermont and 415 inmates from the state of Wyoming.
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CCA 2006 Second Quarter Results

Based on the Company’s expectation of increased demand from a number of existing state and federal customers, the Company is announcing its intention to expand its North Fork Correctional Facility by 960 beds and its 1,104-bed Tallahatchie County Correctional Facility by 360 beds. The Company expects to begin construction on the North Fork expansion during the third quarter of 2006 and anticipates that construction will be completed during the fourth quarter of 2007, at an estimated cost of $55.0 million. Construction on the Tallahatchie expansion is expected to begin during the fourth quarter of 2006 and should be complete during the fourth quarter of 2007, at an estimated cost of $20.5 million.
In July 2006, the Company announced that it reached an agreement with Stewart County, Georgia to house detainees from ICE under an inter-governmental service agreement between Stewart County and ICE. The agreement will enable ICE to accommodate detainees at the Company’s 1,524-bed Stewart Detention Center. The agreement between Stewart County and the Company is effective through December 31, 2011, and provides for an indefinite number of renewal options. The Company expects to begin receiving ICE detainees on or about October 1, 2006 and expects that ICE will substantially occupy the Stewart facility sometime during 2007.
In December 2005, the state of Colorado issued a 2,250-bed request for proposal for additional bed space required by the state. In July 2006, the Company was notified by the state of Colorado that the state accepted the Company’s proposal to expand its 700-bed Bent County Correctional Facility in Las Animas, Colorado by 720 beds to fulfill a portion of that requirement. The Company and the state of Colorado are currently negotiating a contract and the Company expects to commence construction of the expansion upon mutual agreement to the terms of the contract.
Construction on the Company’s 1,596-bed Red Rock Correctional Center was completed and the facility held a grand opening event in July 2006. The Company is currently in the process of relocating approximately 800 Alaskan inmates from its Florence Correctional Center to the Red Rock facility. This move is expected to be completed by the end of the third quarter 2006. The beds that will be made available at the Florence facility are expected to be used to satisfy anticipated state and federal demand for detention beds in the Arizona area. The Company expects that the Red Rock facility will be substantially occupied by inmates from the states of Alaska and Hawaii by December 2006.
Facility Development Update
Facilities Currently Under Development or Expansion
Based upon the Company’s expectation of increased demand for bed capacity on behalf of a number of state and federal agencies, the Company expects to complete the following expansion and development projects:
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CCA 2006 Second Quarter Results

		Total Bed
		Capacity		Estimated
		Following	Estimated	Cost	Potential
Facilities Under Expansion	Expansion Beds	Expansion	Completion	(in millions)	Customer(s)
Citrus County Detention Facility, Florida	360	760	Q1 2007	$18.5	Citrus County
Crossroads Correctional Center, Montana	96	664	Q1 2007	5.5	State of Montana
					and USMS
Gadsden Correctional Institution, Florida	384	1,520	Q3 2007	*	State of Florida
Bay Correctional Facility, Florida	235	985	Q3 2007	*	State of Florida
North Fork Correctional Facility, Oklahoma	960	2,400	Q4 2007	55.0	Various States
Tallahatchie County Correctional					Federal and /or
Facility, Mississippi	360	1,464	Q4 2007	20.5	Various States
Webb County Detention Center, Texas	722	1,202	Q1 2008	39.0	USMS

Total	3,117			$138.5

* The expansion costs of the Gadsden Correctional Institution and the Bay Correctional Facility, facilities owned by the state of Florida and managed by the Company, will be funded by the state of Florida.

				Estimated
	Beds Under	Total Bed	Estimated	Cost	Potential
Facilities Under Development	Development	Capacity	Completion	(in millions)	Customer(s)
Saguaro Correctional Facility, Arizona	1,896	1,896	Q3 2007	$100.0	State of Hawaii
In addition to the above listed projects, the Company continues to pursue additional development and expansion opportunities in order to satisfy increasing demand from existing and potential customers.
Commenting on the Company’s financial results, President and CEO John Ferguson stated, “We are very pleased with our second quarter financial results as our earnings benefited from higher than expected inmate populations at a number of key facilities. Our margins also improved due to leveraging fixed costs over higher inmate populations.”
Ferguson continued, “We recently entered into two new agreements, one with the state of Wyoming for up to 600 inmates at our North Fork facility and the other with Stewart County to house ICE detainees at our Stewart facility. In addition, we opened our new Red Rock Correctional Facility in July and are in the process of transferring the inmates we house on behalf of Alaska to this facility. All of these contracts should contribute to our earnings growth in 2007. Further, as a result of increasing demand from both our state and federal customers, and the impending utilization of most of our available beds, we have intensified our efforts to deliver new capacity, as evidenced by the 5,000 beds we have underway. In addition, we expect to announce additional expansions and new
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CCA 2006 Second Quarter Results

developments in the coming months. This new capacity should position the Company for sustained earnings growth in future years.”
Stock Split
As announced earlier today, the Company’s Board of Directors declared a 3-for-2 stock split to be effected in the form of a 50% stock dividend on its common stock. The stock dividend will be payable on September 13, 2006, to stockholders of record on September 1, 2006. Each shareholder of record at the close of business on the record date will receive one additional share of the Company’s common stock for every two shares of common stock held. The stock split will increase the number of shares of common stock outstanding to approximately 60.4 million shares.
Guidance
The Company expects diluted earnings per share (“EPS”) for the third quarter of 2006 to be in the range of $0.57 to $0.60, and fourth quarter of 2006 to be in the range of $0.59 to $0.64, resulting in full year EPS to be in the range of $2.33 to $2.41, excluding $0.02 per diluted share, net of taxes, for expenses associated with debt refinancing transactions completed in the first quarter of 2006. The full year guidance includes expenses totaling $0.08 per diluted share, net of taxes, for stock-based compensation, compared with $0.03 per diluted share, net of taxes, during 2005. These per share amounts have not been adjusted for the pending stock split.
During 2006, the Company expects to invest approximately $172.1 million in capital expenditures, consisting of approximately $124.1 million in prison construction and expansions, $33.9 million in maintenance capital expenditures and $14.1 million in information technology.
Supplemental Financial Information and Investor Presentations
The Company has made available on its website supplemental financial information and other data for the second quarter of 2006. The Company does not undertake any obligation, and disclaims any duty, to update any of the information disclosed in this report. Interested parties may access this information through the Company’s website at www.correctionscorp.com under “Financial Information” of the Investor section.
The Company’s management may meet with investors from time to time during the third quarter of 2006. Written materials used in the investor presentations will also be available on the Company’s website beginning on or about August 21, 2006. Interested parties may access this information through the Company’s website at www.correctionscorp.com under “Webcasts” of the Investor section.
Webcast and Replay Information
The Company will host a webcast conference call at 2:00 p.m. Central Time (3:00 p.m. Eastern Time) today to discuss its 2006 second quarter and six month financial results. To listen to this discussion, please access “Webcasts” on the Investor page at www.correctionscorp.com. The conference call will be archived on the Company’s website following the completion of the call. In addition, a telephonic replay will begin today at 5:00 p.m. Central Time through 11:59 p.m. Central Time on August 10, 2006, by dialing 877-519-4471, pass code 7617422.
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CCA 2006 Second Quarter Results

About the Company
The Company is the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. The Company currently operates 65 facilities, including 40 company-owned facilities, with a total design capacity of approximately 72,500 beds in 19 states and the District of Columbia. The Company specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, the Company’s facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. The Company also provides health care (including medical, dental and psychiatric services), food services and work and recreational programs.
Forward-Looking Statements
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) fluctuations in the Company’s operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (ii) changes in the privatization of the corrections and detention industry, the public acceptance of the Company’s services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (iii) the Company’s ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (iv) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond the Company’s control, such as weather, labor conditions and material shortages, resulting in increased construction costs; and (v) general economic and market conditions. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission.
The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.
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CCA 2006 Second Quarter Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	June 30,	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$55,395	$64,901
Restricted cash	11,531	11,284
Investments	60,822	19,014
Accounts receivable, net of allowance of $1,768 and $2,258, respectively	188,739	176,560
Deferred tax assets	16,386	32,488
Prepaid expenses and other current assets	22,043	15,884

Total current assets	354,916	320,131
Property and equipment, net	1,742,441	1,710,794
Investment in direct financing lease	15,908	16,322
Goodwill	15,246	15,246
Other assets	25,819	23,820

Total assets	$2,154,330	$2,086,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$145,831	$141,090
Income taxes payable	2,637	1,435
Current portion of long-term debt	331	11,836
Current liabilities of discontinued operations	604	1,774

Total current liabilities	149,403	156,135
Long-term debt, net of current portion	976,113	963,800
Deferred tax liabilities	15,409	12,087
Other liabilities	38,326	37,660

Total liabilities	1,179,251	1,169,682

Commitments and contingencies

Common stock - $0.01 par value; 80,000 shares authorized; 40,261 and 39,694 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	403	397
Additional paid-in capital	1,512,106	1,506,184
Deferred compensation	—	(5,563)
Retained deficit	(537,430)	(584,387)

Total stockholders’ equity	975,079	916,631

Total liabilities and stockholders’ equity	$2,154,330	$2,086,313

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CCA 2006 Second Quarter Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
REVENUE:
Management and other	$325,171	$289,205	$640,149	$569,120
Rental	1,049	984	2,085	1,956

	326,220	290,189	642,234	571,076

EXPENSES:
Operating	238,814	223,597	474,848	438,347
General and administrative	15,961	13,587	30,338	26,125
Depreciation and amortization	16,326	14,780	32,029	28,817

	271,101	251,964	537,215	493,289

OPERATING INCOME	55,119	38,225	105,019	77,787

OTHER EXPENSES:
Interest expense, net	14,552	15,544	29,678	32,972
Expenses associated with debt refinancing and recapitalization transactions	—	237	982	35,269
Other (income) expenses	(102)	173	(114)	49

	14,450	15,954	30,546	68,290

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	40,669	22,271	74,473	9,497
Income tax expense	(15,041)	(7,835)	(27,516)	(3,380)

INCOME FROM CONTINUING OPERATIONS	25,628	14,436	46,957	6,117
Income (loss) from discontinued operations, net of taxes	—	427	—	(193)

NET INCOME	$25,628	$14,863	$46,957	$5,924

BASIC EARNINGS (LOSS) PER SHARE:
Income from continuing operations	$0.64	$0.37	$1.18	$0.17
Income (loss) from discontinued operations, net of taxes	—	0.01	—	(0.01)

Net income	$0.64	$0.38	$1.18	$0.16

DILUTED EARNINGS (LOSS) PER SHARE:
Income from continuing operations	$0.63	$0.36	$1.15	$0.15
Income (loss) from discontinued operations, net of taxes	—	0.01	—	—

Net income	$0.63	$0.37	$1.15	$0.15

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CCA 2006 Second Quarter Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED AND AMOUNTS IN THOUSANDS)
CALCULATION OF ADJUSTED FREE CASH FLOW

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Pre-tax income	$40,669	$22,698	$74,473	$9,304
Expenses associated with debt refinancing and recapitalization transactions	—	237	982	35,269
Income taxes paid	(3,044)	(1,704)	(3,044)	(15,465)
Depreciation and amortization	16,326	14,780	32,029	28,817
Depreciation and amortization for discontinued operations	—	23	—	186
Income tax (benefit) expense for discontinued operations	—	231	—	(101)
Stock-based compensation reflected in G&A expenses	1,791	458	2,569	664
Amortization of debt costs and other non-cash interest	1,091	1,327	2,326	2,705
Maintenance and technology capital expenditures	(12,848)	(10,619)	(22,367)	(18,251)

Adjusted Free Cash Flow	$43,985	$27,431	$86,968	$43,128

CALCULATION OF ADJUSTED EBITDA

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Net income	$25,628	$14,863	$46,957	$5,924
Interest expense, net	14,552	15,544	29,678	32,972
Depreciation and amortization	16,326	14,780	32,029	28,817
Income tax expense	15,041	7,835	27,516	3,380
(Income) loss from discontinued operations, net of taxes	—	(427)	—	193

EBITDA	$71,547	$52,595	$136,180	$71,286
Expenses associated with debt refinancing and recapitalization transactions	—	237	982	35,269

Adjusted EBITDA	$71,547	$52,832	$137,162	$106,555

CALCULATION OF ADJUSTED DILUTED EARNINGS PER SHARE

For the Six Months
Ended June 30, 2005
Net income	$5,924
Expenses associated with debt refinancing and recapitalization transactions	35,269
Income tax benefit for expenses associated with debt refinancing transactions	(12,566)

Adjusted net income available to common stockholders	28,627
Interest expense applicable to convertible notes, net of taxes	128

Diluted adjusted net income available to common stockholders	$28,755

Weighted average common shares outstanding — basic	37,729
Effect of dilutive securities:
Stock options and warrants	1,219
Convertible notes	1,096
Restricted stock-based compensation	91

Weighted average shares and assumed conversions — diluted	40,135

Adjusted Diluted Earnings Per Share	$0.72

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CCA 2006 Second Quarter Results

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION
Net income excluding special charges (Adjusted Diluted Earnings Per Share), EBITDA, Adjusted EBITDA and Adjusted free cash flow are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.
Management and investors review both the Company’s overall performance (including GAAP EPS, net income, Adjusted Diluted Earnings Per Share and Adjusted free cash flow) and the operating performance of the Company’s correctional facilities (EBITDA and Adjusted EBITDA). EBITDA and Adjusted EBITDA are useful as supplemental measures of the performance of the Company’s correctional facilities because they do not take into account depreciation and amortization, tax provisions, or with respect to Adjusted EBITDA, the impact of the Company’s financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s correctional facilities, management believes that assessing performance of the Company’s correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted free cash flow substitutes capital expenditures incurred to maintain the functionality and condition of the Company’s correctional facilities in lieu of a provision for depreciation; Adjusted free cash flow also excludes certain other non-cash expenses that do not affect the Company’s ability to service debt.
The Company may make adjustments to GAAP net income, Adjusted EBITDA and Adjusted free cash flow from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, such as the special charges in the preceding calculation of earnings per diluted share excluding special charges (Adjusted Diluted Earnings Per Share), even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate Adjusted Diluted Earnings Per Share, EBITDA, Adjusted EBITDA and Adjusted free cash flow differently than the Company does, or adjust for other items, and therefore comparability may be limited. EPS excluding special charges (Adjusted Diluted Earnings Per Share), EBITDA, Adjusted EBITDA and Adjusted free cash flow are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.
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